Exhibit 99.1
CONTACT:
PetSmart Investor Relations
(623) 587-2025
PetSmart Reports Results for the First Quarter 2010
Q1 Earnings up 24% to $0.46 per Share; Comp Sales Growth of 2.8 Percent; Total Sales Growth of
5.1 Percent; Services Sales Growth of 7.3 Percent
PHOENIX, AZ—(May 19, 2010) — PetSmart, Inc. (NASDAQ: PETM) today reported earnings of $0.46 per share, up 24% compared to $0.37 per share in the first quarter of 2009. Net income totaled $55.6 million in the first quarter of 2010, compared to $46.3 million in the first quarter of 2009.
Total sales for the first quarter of 2010 increased 5.1% to $1.4 billion. The increase in net sales was partially impacted by $12 million in favorable foreign currency fluctuations. Comparable store sales, or sales in stores open at least a year, grew 2.8% in the first quarter. Services sales, which are included in total sales, grew 7.3% to $153 million.
During the first quarter, the company generated $86 million in operating cash flow, spent $31 million in capital expenditures, distributed $12 million in dividends, and repurchased $107 million of PetSmart stock. The Company ended the quarter with $288 million in cash, cash equivalents and restricted cash and zero borrowings on its credit facility.
“I am proud of the results that we have been able to achieve as a result of our focus on our key strategic priorities,” said Bob Moran, Chief Executive Officer and President. “Our results for the first quarter have exceeded our goals and reflect the underlying strength of our business model and our strategies to deliver solid earnings growth.”
“We are encouraged by the results of the first quarter and optimistic about the remainder of 2010,” said Chip Molloy, Senior Vice President and Chief Financial Officer. “For the full year, we are raising our comp sales expectations to low- to mid-single digits and raising our earnings per share guidance to $1.82 to $1.92. For the second quarter, we anticipate comparable store sales in the low-to mid-single digits and earnings per share of $0.33 to $0.37.”
Conference call information
PetSmart management has scheduled a teleconference for 4:30 p.m. EDT today to discuss results for the first quarter 2010. This teleconference will be webcast live for all investors at www.petm.com or www.streetevents.com. The webcast will be available until the company announces results for the second quarter of 2010. In addition, you can listen to the call live by dialing (866) 835-8905 (within the United States and Canada) or (703) 639-1412 (for international callers), code 1455276.
A phone replay will be available through June 19, 2010, 11:59 p.m. EDT, at 888-266-2081 in the United States and Canada, or at 703-925-2533 for international callers, code 1455276.
About PetSmart
PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company employs approximately 45,000 associates and operates more than 1,160 pet stores in the United States and Canada, 165 in-store PetSmart PetsHotel® cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, PetSmart® Doggie Day Camp(SM) pet day care services and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization and the largest funder of animal welfare efforts in North America, has provided more than

$109 million in grants and programs benefiting animal welfare organizations. Through its in-store pet adoption partnership with PetSmart Charities®, PetSmart has helped save the lives of more than 4 million pets.
Forward-looking statements
This news release contains forward-looking statements concerning our expectations for future performance, including the statements comprising our 2010 guidance. These “forward-looking statements” are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to: changes in general economic conditions; conditions affecting customer transactions and average ticket including, but not limited to, weather conditions or other seasonal events; our ability to compete effectively; disruption of our supply chain; our ability to effectively manage our growth and operations; changes in our cost structure; and changes in the legal or regulatory environment. Undue reliance should not be placed on such forward-looking statements as they speak only as of the date hereof, and we undertake no obligation to update these statements to reflect subsequent events or circumstances except as may be required by law. For additional information on these and other factors that arise when investing in PetSmart, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.
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PetSmart, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share and store data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	May 2, 2010	% of Sales	May 3, 2009	% of Sales

Merchandise sales	$1,233,595	88.4%	$1,184,755	89.2%
Services sales	153,287	11.0%	142,819	10.8%
Other revenue	8,271	0.6%	—	0.0%

Net sales	1,395,153	100.0%	1,327,574	100.0%

Cost of merchandise sales	869,842	62.3%	847,874	63.9%
Cost of services sales	112,748	8.1%	102,448	7.7%
Cost of other revenue	8,271	0.6%	—	0.0%

Total cost of sales	990,861	71.0%	950,322	71.6%

Gross profit	404,292	29.0%	377,252	28.4%

Operating, general and administrative expenses	301,031	21.6%	287,383	21.6%

Operating income	103,261	7.4%	89,869	6.8%

Interest expense, net	(15,343)	-1.1%	(14,974)	-1.1%

Income before income tax expense and equity in income from investee	87,918	6.3%	74,895	5.6%

Income tax expense	(33,764)	-2.4%	(29,749)	-2.2%
Equity in income from investee	1,438	0.1%	1,116	0.1%

Net income	$55,592	4.0%	$46,262	3.5%

Earnings per common share:
Basic	$0.47		$0.37

Diluted	$0.46		$0.37

Weighted average shares outstanding:
Basic	117,976		124,355
Diluted	120,382		126,524

Stores open at beginning of each period	1,149		1,112
Stores opened during each period	14		26
Stores closed during each period	(3)		(1)
Stores open at end of each period	1,160		1,137

PetSmart, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except par value)
Unaudited

	May 2,	January 31,	May 3,
	2010	2010	2009

Assets
Cash and cash equivalents	$241,964	$308,360	$209,913
Restricted cash	46,515	48,172	—
Receivables, net	47,460	52,232	56,208
Merchandise inventories	596,660	563,389	556,312
Deferred income taxes	36,805	36,805	29,334
Prepaid expenses and other current assets	61,007	57,652	89,348

Total current assets	1,030,411	1,066,610	941,115

Property and equipment, net	1,176,144	1,201,857	1,280,590
Equity investment in affiliate	33,924	32,486	27,054
Deferred income taxes	87,148	94,901	88,105
Goodwill	43,667	42,200	39,470
Other noncurrent assets	27,155	23,932	23,662

Total assets	$2,398,449	$2,461,986	$2,399,996

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$198,280	$212,121	$176,973
Accrued payroll, bonus and employee benefits	98,615	105,162	90,109
Accrued occupancy expenses and deferred rents	59,293	63,142	55,423
Current maturities of capital lease obligations	39,462	37,839	34,222
Other current liabilities	142,136	146,965	136,251

Total current liabilities	537,786	565,229	492,978

Capital lease obligations	533,893	533,635	554,862
Deferred rents	89,625	91,030	92,777
Other noncurrent liabilities	103,621	99,377	94,346

Total liabilities	1,264,925	1,289,271	1,234,963

Stockholders’ Equity:
Preferred stock; $.0001 par value	—	—	—
Common stock; $.0001 par value	16	16	16
Additional paid-in capital	1,169,930	1,148,228	1,119,735
Retained earnings	1,137,466	1,093,708	978,579
Accumulated other comprehensive income	4,786	2,369	(1,510)
Treasury stock	(1,178,674)	(1,071,606)	(931,787)

Total stockholders’ equity	1,133,524	1,172,715	1,165,033

Total liabilities and stockholders’ equity	$2,398,449	$2,461,986	$2,399,996